Circuit City Credit Card Master Trust

Excess Spread Analysis - April 2005

Series	2003-2
Deal Size	$500 MM
Expected Maturity	04/17/06

Yield	21.21%
Less: Coupon	4.62%
Servicing Fee	1.50%
Net Credit Losses	8.90%
Excess Spread:
April-05	6.19%
March-05	9.36%
February-05	6.96%
Three month Average Excess Spread	7.50%

Delinquency:
30 to 59 days	1.75%
60 to 89 days	1.09%
90 + days	2.36%
Total	5.20%

Payment Rate	10.74%